                                                                  EXHIBIT (12)-2

                     POTOMAC ELECTRIC POWER COMPANY (PEPCO)

         COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                 PREFERRED AND PREFERENCE DIVIDEND REQUIREMENTS


                                                                                   12 MONTHS ENDED
                                                           ---------------------------------------------------------------
                                                            DECEMBER     DECEMBER     DECEMBER     DECEMBER     DECEMBER
                                                              1995         1994         1993         1992         1991
                                                           -----------  -----------  -----------  -----------  -----------
                                                                               (THOUSANDS OF DOLLARS)
Net Income...............................................  $    94,391  $   227,162  $   241,579  $   200,760  $   210,164
Taxes on Income..........................................       43,731       93,953       62,145       79,481       80,737
                                                           -----------  -----------  -----------  -----------  -----------
Adjusted Net Income......................................  $   138,122  $   321,115  $   303,724  $   280,241  $   290,901
                                                           -----------  -----------  -----------  -----------  -----------

Fixed Charges:
  Interest and Amortization of Debt Discount and Expense
   and Premium on all Indebtedness.......................  $   238,195  $   223,993  $   219,253  $   224,253  $   218,781
  Capitalized Interest...................................          529          521        2,059        2,200        6,542
  Interest Factor in Rentals.............................       26,685        9,938        9,257        6,599        6,080
                                                           -----------  -----------  -----------  -----------  -----------
  Total Fixed Charges....................................  $   265,409  $   234,452  $   230,569  $   233,052  $   231,403
                                                           -----------  -----------  -----------  -----------  -----------

Preferred and Preference
  Dividend Requirements:
  Preferred and Preference Dividends.....................  $    16,851  $    16,437  $    16,255  $    14,392  $    12,298
  Income Tax Required....................................        7,751        6,739        4,226        5,757        4,673
                                                           -----------  -----------  -----------  -----------  -----------
  Total Preferred and Preference Dividend Requirements...  $    24,602  $    23,176  $    20,481  $    20,149  $    16,971
                                                           -----------  -----------  -----------  -----------  -----------

Total Fixed Charges and Preferred and Preference Dividend
 Requirements............................................  $   290,011  $   257,628  $   251,050  $   253,201  $   248,374
                                                           -----------  -----------  -----------  -----------  -----------
                                                           -----------  -----------  -----------  -----------  -----------
Earnings (1).............................................  $   403,002  $   555,046  $   532,234  $   511,093  $   515,762
                                                           -----------  -----------  -----------  -----------  -----------
                                                           -----------  -----------  -----------  -----------  -----------

Ratio of Earnings to Fixed
 Charges.................................................         1.52         2.37         2.31         2.19         2.23
Ratio of Earnings to Combined
 Fixed Charges and Preferred
 and Preference Dividend
 Requirements............................................         1.39         2.15         2.12         2.02         2.08


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(1) Earnings  consist of adjusted  net income and  total fixed charges excluding capitalized interest.